UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 19, 2010
Life Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 603-7200
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 19, 2010, Life Technologies Corporation (the “Company”) issued and sold $250 million aggregate principal amount of its 3.375% Senior Notes due 2013 (the “2013 Notes”), $500 million aggregate principal amount of its 4.400% Senior Notes due 2015 (the “2015 Notes”) and $750 million aggregate principal amount of its 6.000% Senior Notes due 2020 (the “2020 Notes” and together with the 2013 Notes and 2015 Notes, the “Notes”). The offering of the Notes was registered under an effective Registration Statement on Form S-3 (Registration No. 333-164823). The Notes were issued pursuant to an indenture, dated as of February 19, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of February 19, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Copies of the Base Indenture and the Supplemental Indenture (including forms of the Notes) are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference. The descriptions of the Indenture, the Supplemental Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture, the Supplemental Indenture and the Notes.
     The Notes were issued pursuant to an underwriting agreement (the “Underwriting Agreement”), dated February 11, 2010, with the several underwriters named therein, for whom Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have acted as the representatives, for the issuance and sale by the Company of the Notes. A copy of the Underwriting Agreement was filed by the Company as Exhibit 1.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2010.
     The net proceeds from the offering of approximately $1.48 billion, after deducting the underwriting discount and estimated offering expenses payable by the Company, are expected to be used, together with cash on hand, to repay all of the outstanding indebtedness under the term loan A facility and the term loan B facility of the Company’s credit agreement. As of December 31, 2009, the Company had $1.330 billion outstanding under our term loan A facility, with a maturity date of November 21, 2013, and $643 million outstanding under our term loan B facility, with a maturity date of November 21, 2015.
     Interest on the 2013 Notes will accrue at a rate of 3.375% per annum, interest on the 2015 Notes will accrue at a rate of 4.400% per annum, and interest on the 2020 Notes will accrue at a rate of 6.000% per annum. Interest will be paid on the Notes from February 19, 2010 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2010, until the principal is paid or made available for payment. The 2013 Notes will mature on March 1, 2013, the 2015 Notes will mature on March 1, 2015, and the 2020 Notes will mature on March 1, 2020.
     The Company may redeem the Notes of each series in whole or in part at any time prior to maturity at the applicable redemption prices which includes a make-whole premium, as described under the caption “Description of Notes—Optional Redemption” in the prospectus relating to the offering of the Notes.
     The Indenture contains covenants that restrict the Company’s ability, with certain exceptions, to (i) merge or consolidate with another entity or transfer all or substantially all of its property and assets, and (ii) incur liens. These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes—Certain Covenants—Merger, Consolidation, or Sale of Assets” and “Description of Notes—Certain Covenants—Limitation on Liens” in the prospectus relating to the offering of the Notes. The Indenture also provides for customary events of default.
     In the event of a change in control triggering event (as defined in the Supplemental Indenture), the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of Notes, plus accrued and unpaid interest, if any.
     The Notes will rank (i) equal in right of payment to all of the Company’s other existing and future unsecured unsubordinated indebtedness, (ii) senior in right of payment to all of the Company’s existing and future subordinated indebtedness and (iii) effectively subordinated in right of payment to any secured indebtedness, to the extent of the assets securing such indebtedness, and to all existing and any future liabilities of the Company’s subsidiaries. The Notes will not be entitled to the benefit of any sinking fund.
     The opinion of DLA Piper LLP (US) dated February 19, 2009 provided in connection with the offering of the Notes is attached hereto as Exhibit 5.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     (a) The information provided under Item 1.01 of this Form 8-K is incorporated into this Item 2.03(a) by reference.
Item 9.01 Financial Statements and Exhibits
d. Exhibits

4.1	Indenture between the Company and U.S. Bank National Association., as trustee, dated as of February 19, 2010

4.2	First Supplemental Indenture between the Company and U.S. Bank National Association., as trustee, dated as of February 19, 2010, including the forms of the Company’s 3.375% Senior Notes due 2013, 4.400% Senior Notes due 2015 and 6.000% Senior Notes due 2020

5.1	Opinion of DLA Piper LLP (US), dated February 19, 2010

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ David F. Hoffmeister
Chief Financial Officer

Date: February 19, 2010